Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Vanguard Natural Resources, LLC, as well as in the notes to the financial statements included in such Form S-1, to the reserves  reports dated March 30, 2007 (effective as of December 31, 2006) and August 13, 2007 (effective as of March 31, 2007) and to the inclusion of those reports as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement.

We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr.
Senior Vice President

Houston, Texas

October 11, 2007